Exhibit 21.1

Delek US Holdings, Inc.
Subsidiaries of the Registrant

State of
Company Name:	Incorporation:

MAPCO Express, Inc.	DE
Williamson Oil Co., Inc.	AL
Gasoline Associated Services, Inc.	AL
Liberty Wholesale Co., Inc.	AL
Delek Refining, Inc.	DE
Delek U.S. Refining GP, LLC	TX
Delek Refining, Ltd.	TX
Delek Pipeline Texas, Inc.	TX
MPC Pipeline Acquisition, Inc.	TX
Delek Land Texas, Inc.	TX
MPC Land Acquisition, Inc.	TX
Delek Marketing & Supply, Inc.	DE
Delek Marketing & Supply, LP	DE
Delek Marketing GP, LLC	DE
Delek Finance, Inc.	DE
MAPCO Fleet, Inc.	DE